EXHIBIT 15

To the Directors and Shareholders of Morgan Stanley:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Morgan Stanley and subsidiaries for the periods ended February 28, 2003 and February 28, 2002, as indicated in our report dated April 11, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above which is included in Morgan Stanley's Quarterly Report on Form 10-Q for the quarter ended February 28, 2003 is being incorporated by reference in this Registration Statement on Form S-3 dated July 3, 2003.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

New York, New York
July 3, 2003